Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-95739, 333-52452, 333-52454, 333-89532, 333-150674, 333-181435, 333-223180 and 333-238105) of Deluxe Corporation of our report dated April 20, 2021, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is July 22, 2021, relating to the financial statements of FAPS Holdings, Inc., which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

August 10, 2021